Exhibit 23.5

DELEK LOGISTICS PARTNERS, LP

CONSENT OF DIRECTOR NOMINEE

As required by Rule 438 under the U.S. Securities Act of 1933, as amended, I hereby consent to the reference to my name as a director nominee of Delek Logistics GP, LLC, the general partner of Delek Logistics Partners, LP, in the section entitled “Management” in the prospectus forming a part of, and elsewhere in, the registration statement on Form S-1/A of Delek Logistics Partners, LP, initially filed with the U.S. Securities and Exchange Commission on October 15, 2012, and in all amendments or supplements thereto.

/s/ Gary M. Sullivan, Jr.
Gary M. Sullivan, Jr.

Dated: October 15, 2012